Exhibit 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES THIRD QUARTER 2010 RESULTS

Vineland, New Jersey, November 12, 2010 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”) announced net income of $1.1 million, or $0.28 per basic and diluted share for the three months ended September 30, 2010, compared to $330 thousand, or $0.08 per basic and diluted share, for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the Company earned $3.3 million, or $0.82 per basic and diluted share compared to $978 thousand, or $0.24 per basic and diluted share for the nine months ended September 30, 2009.  The earnings per share for 2009 have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company, which occurred on July 13, 2010.

For the three months ended September 30, 2010, net interest income after provision for loan losses was $4.2 million compared to $3.4 million for the three months ended September 30, 2009.  Interest income decreased to $6.5 million for the three months ended September 30, 2010 from $6.8 million for the three months ended September 30, 2009.  Interest expense decreased to $2.3 million for the three months ended September 30, 2010 from $3.3 million for the three months ended September 30, 2009.  Non-interest income was $340 thousand for the three months ended September 30, 2010 compared to ($211) thousand for the three months ended September 30, 2009.  Non-interest expense was $3.0 million for the three months ended September 30, 2010 compared to $2.8 million for the three months ended September 30, 2009.  For the three months ended September 30, 2010, income tax expense totaled $506 thousand compared to $80 thousand for the three months ended September 30, 2009.

For the nine months ended September 30, 2010, net interest income after provision for loan losses was $12.4 million compared to $9.7 million for the nine months ended September 30, 2009.  Interest income decreased to $20.0 million for the nine months ended September 30, 2010 from $20.4 million for the nine months ended September 30, 2009.  Interest expense decreased to $7.1 million for the nine months ended September 30, 2010 from $10.5 million for the nine months ended September 30, 2009.  The decrease in interest expense was due to decreases in the weighted average rate of interest-bearing deposits and borrowings.  Non-interest income was $1.1 million for the nine months ended September 30, 2010 compared to $421 thousand for the nine months ended September 30, 2009.  The increase in non-interest income was mainly due to reductions in impairment charges on other-than-temporarily impaired investment securities in the amount of $805 thousand, which was offset by reductions in net gains on the sales and calls of investment securities.  Non-interest expense was $8.6 million for the nine months ended September 30, 2010 compared to $8.8 million for the nine months ended September 30, 2009.  The decrease in non-interest expense was mainly due to a FHLB borrowing prepayment penalty in the nine months ended September 30, 2009 and a reduction in deposit insurance premiums in 2010 offset by increases in compensation related expenses, which includes payroll expenses, and increased expenses in occupancy and equipment, data processing and professional fees.

Total assets at September 30, 2010 were $592.9 million compared to $568.5 million at December 31, 2009, an increase of $24.3 million.  Cash and cash equivalents increased to $36.6 million at September 30, 2010 from $15.9 million at December 31, 2009.  Investment securities available for sale increased to $168.4 million at September 30, 2010 from $166.4 million at December 31, 2009.  Investment securities held to maturity totaled $38.0 million at September 30, 2010 compared to $41.0 million at December 31, 2009.  Net loans receivable at September 30, 2010 were $326.2 million compared to $321.6 million at December 31, 2009.  Deposits increased to $510.3 million at September 30, 2010 compared to $500.4 million at December 31, 2009.  Total borrowings decreased to $11.0 million at September 30, 2010 compared to $21.3 million at December 31, 2009.  Stockholders’ equity increased to $70.1 million at September 30, 2010 from $45.5 million at December 31, 2009.  The increase in stockholders’ equity was mainly the result of the Company’s second-step conversion and reorganization, which was completed in July 2010.

In July 2010, Colonial Financial Services completed its stock offering in connection with the conversion of Colonial Bank, FSB from the mutual holding company structure to the fully public holding company structure.  The Company sold a total of 2,295,000 shares of common stock in the subscription, community and syndicated community offerings, including 91,800 shares to the Colonial Bank, FSB employee stock ownership plan.  All shares were sold at a purchase price of $10.00 per share.  Concurrent with the completion of the offering, shares of common stock of Colonial Bankshares, Inc., a federal corporation, owned by public stockholders have been converted into the right to receive 0.9399 shares of the Company’s common stock.  As a result of the offering and the exchange, the Company now has approximately 4,173,444 shares outstanding.

Edward J. Geletka, President and CEO, stated, “We were quite pleased to complete our second-step conversion in this difficult economic environment.  On behalf of our Board of Directors, officers and employees of Colonial Bank FSB and Colonial Financial Services, Inc., I wish to express their gratitude for the support of our depositors and stockholders in our second-step conversion and pledge our best efforts to serve our customers and enhance stockholder value.”

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except per share data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$6,539	$6,819	$20,010	$20,439
Interest expense	2,279	3,347	7,128	10,477
Net interest income	4,260	3,472	12,882	9,962
Provision for loan losses	29	100	531	295
Net interest income after provision for loan losses	4,231	3,372	12,351	9,667
Non-interest income	340	(211)	1,086	421
Non-interest expense	2,959	2,751	8,645	8,836
Income before taxes	1,612	410	4,792	1,252
Income tax expense	506	80	1,495	274
Net income	$1,106	$330	$3,297	$978

Earnings per share – basic	$0.28	$0.08	$0.82	$0.24
Earnings per share – diluted	$0.28	$0.08	$0.82	$0.24
Weighted average shares outstanding – basic (1)	3,984,038	4,010,633	4,009,301	4,012,593
Weighted average shares outstanding – diluted (2)	3,984,038	4,012,881	4,009,301	4,012,593

Performance Ratios (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Return on average assets (3)	0.75%	0.15%	0.76%	0.24%
Return on average equity (3)	7.05%	1.93%	8.44%	3.08%
Net interest margin on average interest earning assets	3.20%	2.62%	3.24%	2.65%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At September 30, 2010	At December 31, 2009
Assets	$592,853	$568,541
Cash and cash equivalents	36,598	15,882
Investment securities	206,408	207,410
Net loans receivable	326,216	321,607
Deposits	510,342	500,366
Federal Home Loan Bank borrowings	11,000	21,300
Total stockholders’ equity	70,097	45,517
Book value per share (4)	16.80	10.07
Stockholders’ equity to total assets	11.82%	8.01%

Asset Quality (Unaudited)
(Dollars in thousands)
	At September 30, 2010	At December 31, 2009
Non-performing assets (5)	$7,086	$5,277
Allowance for loan losses	2,806	2,606
Non-performing assets to total assets	1.20%	0.93%
Allowance for losses to total loans	0.85%	0.80%

(1)
For 2010, shares outstanding do not include unreleased ESOP shares.  For 2009, earnings per share and average common shares outstanding have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company.

(2)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares issued of 4,173,444 for September 30, 2010 and 4,521,696 for December 31, 2009.
(5)	Non-performing assets include non-accrual loans and real estate owned.